Exhibit 99.1

Chain Bridge I

Announces Pricing of $200 Million Initial Public Offering

Burlingame, CA – November 9, 2021 – Chain Bridge I (the “Company”), a special purpose acquisition company, today announced the pricing of its initial public offering of 20,000,000 units, at a price to the public of $10.00 per unit. The units are expected to begin trading on The Nasdaq Stock Market (“Nasdaq”) on November 10, 2021 under the symbol “CBRGU”. The offering is expected to close on November 15, 2021, subject to customary closing conditions.

Each unit consists of one Class A ordinary share and one-half of one redeemable warrant, with each whole warrant entitling the holder thereof to purchase one Class A ordinary share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and redeemable warrants are expected to be traded on Nasdaq under the symbols “CBRG” and “CBRGW”, respectively.

Cowen and Company, LLC and Wells Fargo Securities, LLC are acting as joint book-running managers for the offering. The Company has granted the underwriters a 45-day option from the date of the final prospectus for the offering to purchase up to 3,000,000 additional units at the initial public offering price.

A registration statement relating to the securities became effective on November 9, 2021. The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained, when available, for free by visiting EDGAR on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov. Alternatively, copies may be obtained, when available, from Cowen and Company, LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Attn: Prospectus Department, by telephone at (833) 297-2926 or by email at postSaleManualRequests@broadridge.com; or from Wells Fargo Securities, LLC, 500 West 33rd Street, New York, NY 10001, Attn: Equity Syndicate Department, by telephone at (800) 326-5897 or by email at cmclientsupport@wellsfargo.com. Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Chain Bridge I

Chain Bridge I is a newly organized blank check company incorporated as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including statements regarding the initial public offering and search for a business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement and preliminary prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Michael Rolnick, Chief Executive Officer

Chian Bridge I

info@chainbg.com